Exhibit 5.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form F-10 of Brookfield Residential Properties Inc. (the “Company”) (File No. 333-184559) of our reports dated February 13, 2012, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the common control merger that occurred on March 31, 2011) and the effectiveness of the Company’s internal control over financial reporting appearing in Amendment No.1 to the Annual Report on Form 40-F of the Company for the fiscal year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Calgary, Canada

November 1, 2012